                                                                 EXHIBIT (a)(1)

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

       Offer to Exchange All Outstanding Options Having an Exercise Price
                  Greater Than $5.70 Per Share for New Options
                            (the "Offer to Exchange")

The offer and withdrawal rights expire at 12:00 midnight, Eastern Daylight Time, on March 4, 2002, unless this offer is extended.

Through this offer, The Smith & Wollensky Restaurant Group, Inc. ("Smith & Wollensky") is offering eligible employees, officers and directors the opportunity to exchange all outstanding options having an exercise price greater than $5.70 per share to purchase shares of common stock of Smith & Wollensky for new options that we will grant under The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan. We are making this offer upon the terms and conditions described in this offer to exchange, the related Cover Letter from Alan N. Stillman dated February 4, 2002, the Election Form, and the Notice to Change Election from Accept to Reject. Together, these documents constitute the offer.

                               SUMMARY TERM SHEET

The following is a summary of the material terms of the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Cover Letter from Alan N. Stillman dated February 4, 2002 because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the other documents. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

o OFFER. Smith & Wollensky is offering you the opportunity to exchange options that have an exercise price of greater than $5.70 per share for new options.

o TENDER. If you wish to participate in the offer, you must tender to Smith & Wollensky those eligible options that you wish to exchange. You may tender eligible options for all or some of the outstanding, unexercised shares subject to an individual option grant. IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED AFTER AUGUST 3, 2001 AND PRIOR TO THE CANCELLATION DATE THAT HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS WHICH YOU ELECT TO CANCEL.

o ELIGIBLE EMPLOYEES. Eligible employees are all employees of Smith & Wollensky, its subsidiaries and its restaurants (whether or not such restaurants are owned by Smith & Wollensky or a subsidiary of Smith & Wollensky) who are employed on February 4, 2002, on the date the offer expires and on the date the new options are granted. Officers and directors of Smith & Wollensky will also be able to participate in the exchange if they are officers and directors on the date the offer expires and the date the new options are granted.

o ELIGIBLE OPTIONS. Eligible options are all currently outstanding options to purchase shares of common stock that have an exercise price greater than $5.70 per share that were granted under The Smith & Wollensky Restaurant Group, Inc. 1996 Stock Option Plan (formerly known as The New York Restaurant Group, L.L.C. 1995 Option Plan), as amended, The New York Restaurant Group, Inc. 1997 Stock Option Plan and The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan and are held by current eligible employees, directors or officers of Smith & Wollensky.

o OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS. We expect to grant new options to those eligible employees, officers and directors who elect to participate in this offer, subject to the terms and conditions explained in this offer to exchange. The number of shares subject to the new options to be granted to each optionee will be equal to the number of shares underlying the eligible options tendered by the optionee and accepted for exchange, as adjusted for any stock splits, stock dividends and similar events. Smith & Wollensky has effected a reverse stock split in the past. A discussion of that split can be found in Section 1 ("Number of Options; Expiration Date"). All tendered eligible options accepted by us through this offer will be cancelled as promptly as practicable after 12:00 midnight Eastern Daylight Time on the date this offer ends. The offer is currently scheduled to expire on

   March 4, 2002 (the "Expiration Date"), and we expect to cancel eligible options on or about March 4, 2002, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED AFTER AUGUST 3, 2001 AND PRIOR TO THE CANCELLATION DATE THAT HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS WHICH YOU ELECT TO CANCEL.

o ELIGIBILITY REQUIREMENTS FOR NEW OPTIONS. To be entitled to a grant of new options, you must be continuously and actively employed by, or serve as an officer of director of, Smith & Wollensky or one of its subsidiaries from the date you tender eligible options for exchange to the date of grant of the new options.

o GRANT DATE OF NEW OPTIONS. We expect to grant the new options on or about September 5, 2002 to eligible employees, officers and directors who are actively employed or serving as officers or directors on the grant date. However, if the Expiration Date of the offer is extended by us, the grant date for the new options will also be extended.

o MATERIAL TERMS OF NEW OPTIONS. The number of shares underlying the new options will equal the number of shares underlying the cancelled eligible options. The exercise price of the new options will be equal to 100% of the market price of one of our shares of common stock on the date of grant of the new options, determined in accordance with the terms of The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan. The new options will be granted under The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan. Each new option granted will vest in accordance with the vesting schedule of the cancelled eligible options. Accordingly, each new option granted will vest as follows:

         o to the extent that any cancelled option shares were vested on the cancellation date, the new option shares will be vested to that extent;

         o to the extent that any cancelled option shares were not vested on the Cancellation Date, but would have been vested on the date the new options are granted (which is expected to be at least six months and one day from the Cancellation Date) the new option shares will be vested to that extent; and

         o to the extent that any cancelled option shares would have been unvested on the date new options are granted, the new option shares will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

         For example, if an eligible employee cancels an option that vests in June of each year at the rate of 25% and is 50% vested at the time of cancellation on or about March 4, 2002, the replacement option will be 75% vested at the time of grant if the new grant occurs six months and one day after cancellation.

o OPTIONEES WHO DIE AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE. If, after the Expiration Date of the offer and prior to the new option grant date, you die, you, your successors and your heirs will not be entitled to a grant of a new option.

o OPTIONEES WHO RESIGN OR RECEIVE A NOTICE OF INVOLUNTARY TERMINATION AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE. If, after the Expiration Date of the offer and prior to the new option grant date, you resign or you receive a notice of involuntary termination from Smith & Wollensky or one of its subsidiaries, you will not receive a grant of new options or any consideration or payment for tendered and cancelled eligible options.

o EFFECT ON ELIGIBLE OPTIONS THAT ARE NOT TENDERED. If you choose not to tender some or all of your eligible options for exchange or if we do not accept some or all of the tendered eligible options for exchange or, if having tendered, you withdraw your tendered eligible options prior to the Expiration Date, those eligible options will remain outstanding and retain their current exercise prices and current terms. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

o CONDITIONS TO THE OFFER. This offer is subject to conditions that we describe in Section 6 of this offer to exchange. The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary.

o RECENT TRADING PRICE FOR OUR SHARES OF COMMON STOCK. Shares of Smith & Wollensky common stock are traded on The Nasdaq National Market under the symbol "SWRG". On February 1, 2002, the closing price of our common stock reported on The Nasdaq National Market was $3.92 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your eligible options.

o NO RECOMMENDATION. Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether to tender your eligible options.

o HOW TO OBTAIN MORE INFORMATION. You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the election form to Alan Mandel at telephone number (212) 838-2061 (extension 17) or e-mail address alan@swrg.com, or Sam Goldfinger at telephone number (212) 838-2061 (extension 39) or e-mail address sgold@swrg.com

                                    IMPORTANT

o HOW TO PARTICIPATE TO ACCEPT THE OFFER. To participate and accept the offer to exchange your eligible options for new options, you must be an eligible employee, officer or director. If you wish to tender your eligible options for exchange, you must deliver the election form, properly completed and signed, to Alan Mandel by hand at The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, NY 10021 or by fax at facsimile number
   (212) 758-6028.

o WITHDRAWAL OF ELECTION. To withdraw tendered eligible options, you must deliver to Alan Mandel via facsimile (fax # (212) 758-6028) or by hand at The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, NY 10021 a signed Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered eligible options.

o DEADLINE FOR ELECTION TO PARTICIPATE OR TO WITHDRAW A PREVIOUS ELECTION; EXPIRATION DATE. Your election form and any other notice, such as the Notice to Change Election from Accept to Reject, must be received by us before 12:00 midnight, Eastern Daylight Time, on March 4, 2002, unless this offer is extended. If we extend the offer beyond that time, you may tender your eligible options or withdraw a previous election to tender eligible options so long as we receive your election form or notice before the extended expiration of this offer.

o OFFER SUBJECT TO LEGAL REQUIREMENTS OF JURISDICTIONS. We are not making this offer to, nor will we accept any tender of eligible options from or on behalf of, eligible employees, officers or directors in any country in which the offer or the acceptance of any tender of eligible options would not be in compliance with the laws of that country. However, we may, at our discretion, take any actions necessary for us to make this offer to eligible employees, officers or directors in any country.

o We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                                                                    Page
QUESTIONS AND ANSWERS.................................................................................................1

INTRODUCTION..........................................................................................................7

THE OFFER.............................................................................................................8

1.        Number of Options; Expiration Date..........................................................................8

2.        Purpose of This Offer.......................................................................................9

3.        Procedures for Tendering Options............................................................................9

4.        Withdrawal Rights and Change of Election....................................................................10

5.        Acceptance of Options for Exchange and Issuance of New Options..............................................11

6.        Conditions of This Offer....................................................................................12

7.        Price Range of Shares Underlying the Options................................................................13

8.        Source and Amount of Consideration; Terms of New Options....................................................13

9.        Information Concerning The Smith & Wollensky Restaurant Group, Inc.; Selected Financial Data................17

10.       Interests of Directors and Officers; Transactions and Arrangements Concerning the Options
          and Our Common Shares.......................................................................................21

11.       Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer.......................21

12.       Legal Matters; Regulatory Approvals.........................................................................21

13.       Material U.S. Federal Income Tax Consequences...............................................................22

14.       Extension of Offer; Termination; Amendment..................................................................24

15.       Fees and Expenses...........................................................................................25

16.       Additional Information......................................................................................25

17.       Miscellaneous...............................................................................................26

SCHEDULE A  Information Concerning the Directors
            and Executive Officers of The Smith & Wollensky Restaurant Group, Inc................................... A-1

                              QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange, the accompanying Cover Letter from Alan N. Stillman dated February 4, 2002, the Election Form, and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange, the accompanying Cover Letter from Alan N. Stillman dated February 4, 2002, the Election Form, and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

1. What is the option offer program?

Our option offer program allows you to return eligible options having an exercise price greater than $5.70 per share that were previously granted to you (referred to as "eligible options") for new options that will be granted six months and one day after the eligible options are cancelled. The exercise price of the new options will be the market price of the Company's common stock on the date the new options are granted as determined in accordance with The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan.

2. Who is eligible to participate?

All option holders, who are eligible employees, officers or directors of the company or one of its subsidiaries on February 4, 2002 are eligible to participate. In order to receive a new option, you must remain an eligible employee, officer or director as of the date the offer expires and as of the date the new options are granted, which we anticipate will be at least six months and one day after the Cancellation Date. We anticipate that the new options will be granted on or about September 5, 2002. (Page 7)

3. Why are we making this offer?

We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we believe we will maximize shareholder value by creating better performance incentives, and thus increasing retention, of our employees. (Page
9)

4. What are the conditions to this offer?

The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary. The conditions are described in Section 6 of this offer to exchange. (Page 12)

5. If you tender eligible options in this offer, are there any eligibility requirements that you must satisfy after the Expiration Date of this offer to receive the new options?

To receive a grant of new options through this offer and under the terms of the plans, you must be an eligible employee, officer or director of Smith & Wollensky or one of its subsidiaries as of the date the offer expires and as of the date the new options are granted.

As discussed below, subject to the terms of this offer, we do not intend to grant the new options until on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. Therefore, we expect to grant the new options on or about September 5, 2002. If, for any reason, you do not remain an eligible employee, officer or director of Smith & Wollensky or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered eligible options that have been accepted for exchange. (Page 9)

6. If you tender eligible options in this offer, how many new options will you receive in exchange for your eligible options?

If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the eligible options you tender, as adjusted for any stock splits, stock dividends and similar events. Please note that fifty percent (50%) of the options awarded under The Smith & Wollensky Restaurant Group, Inc. 1996 Stock Option Plan (formerly known as The New York Restaurant Group, L.L.C. 1995 Option Plan) (the "1996 Plan") did not vest during the 2000 fiscal year because operating earnings targets were not attained. In addition, please note that options granted under the 1996 Plan and The New York Restaurant Group, Inc. 1997 Stock Option Plan (the "1997 Plan") have been effected by a three-for-two reverse stock split. As a result, an eligible employee who tenders an option initially granted under the 1996 Plan for 100 shares would receive a new option for 33 shares. An eligible employee who tenders an option granted under the 1997 Plan for 100 shares would receive a new option for 66 shares. The new options will be granted under The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan as determined by the Board of Directors in its sole discretion, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 8)

7. If you tender eligible options in this offer, when will you receive your new options?

We do not intend to grant the new options until on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. If we cancel accepted eligible options on or about March 4, 2002, which is the scheduled date for the cancellation of the eligible options, we expect that the new options will not be granted until on or about September 5, 2002. Our Board of Directors, by action which will be taken at a meeting or by written consent on or about six months and one day after the date we cancel the eligible options accepted for exchange, will select the grant date for the new options. The need for Board action will not significantly delay the grant of the new options You must be an eligible employee, officer or director on the date we are granting the new options in order to be eligible to receive them. (Page 11)

8. If you tender eligible options in this offer, why won't you receive new options immediately after the Expiration Date of this offer?

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the eligible options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited, or terminated. The higher the trading value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

9. If you tender eligible options in this offer, will you be eligible to receive other option grants before you receive your new options?

No. It is Smith & Wollensky's current intent that participants will not receive any grants during the six months after the cancellation date of tendered eligible options. We may defer until the grant date for your new options the grant of other options for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of this offer. However, if you are no longer an eligible employee, officer or director of Smith & Wollensky or one of its subsidiaries on the date of grant of the new options, you will not receive new options. (Page 11)

10. If you tender eligible options in this offer, will you be required to give up all of your rights to the cancelled options?

Yes. Once we have accepted eligible options tendered by you, those eligible options will be cancelled and you will no longer have any rights under those options.

11. If you tender eligible options in this offer, what will be the exercise price of the new options?

The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant of the new options, as determined in accordance with The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan. Accordingly, we cannot predict the exercise price of the new options. Because we do not intend to grant new options until on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. You should bear in mind that the market price of our stock has been volatile in the past and may continue to be volatile. During the approximate six months and one day period prior to the issuance of the new options, the market price of our stock may be affected by many factors, including general economic conditions and our own operating performance. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your eligible options. (Page 9)

12. If you tender eligible options in this offer, when will the new options vest?

Each new option granted will vest in accordance with the vesting schedule of the cancelled eligible options. Accordingly, each new option granted will vest as follows:

         o to the extent that any cancelled option shares were vested on the cancellation date, the new option shares will be vested to that extent;

         o to the extent that any cancelled option shares were not vested on the Cancellation Date, but would have been vested on the date the new options are granted (which is expected to be at least six months and one day from the Cancellation Date) the new option shares will be vested to that extent; and

         o to the extent that any cancelled option shares would have been unvested on the date new options are granted, the new option shares will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

For example, if an eligible employee cancels an option that vests in June of each year at the rate of 25% and is 50% vested at the time of cancellation on or about March 4, 2002, the replacement option will be 75% vested at the time of grant if the new grant occurs six months and one day after cancellation.

13. What if we enter into a merger or other similar transaction?

If we merge with or are acquired by another entity between the date of cancellation of the eligible options and the date the new options are granted, then the resulting entity will be bound to grant the new options under the terms described in this offer to exchange. You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our eligible employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

14. If you tender eligible options in this offer, are there circumstances where you would not be granted new options?

Yes. Even if we accept your tendered eligible options, we do not intend to grant new options to you if we are prohibited from doing so by applicable law or regulations. We will use reasonable efforts to avoid a prohibition, but you will not be granted a new option so long as any prohibition is applicable. If you are no longer an eligible employee, officer or director on the date we grant new options, you will not receive any new options. (Page 12)

15. If you choose to tender an eligible option, might you have to tender other eligible options?

Yes, if you decide to tender any of your eligible options, then you must tender all of the options that you received after August 3, 2001 and prior to the Cancellation Date that have a lower exercise price than the eligible option that you elect to tender. For example, if you received an option grant in 1996 at an exercise price of $10.00 per share and an option grant in December 2001 at an exercise price of $8.50 per share and you want to tender your 1996 option grant at $10.00 per share, you would also be required to tender your December 2001 option grant at $8.50 per share because it has a lower exercise price and was granted after August 3, 2001.

16. If you tender eligible options in this offer, what happens to options that you choose not to tender or that are not accepted for exchange?

Nothing. Any options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until they are exercised or expire in accordance with their terms.

17. If you choose not to tender your eligible options for exchange, what do you have to do?

Nothing. You do not have to file or deliver any forms or letters if you choose to keep your eligible options and not participate in the offer.

18. If you tender eligible options in this offer will you have to pay taxes if you exchange your eligible options in this offer?

If you exchange your current eligible options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering eligible options through this offer. (Page 22)

19. If you tender eligible options in this offer that are incentive stock options, will your new options be incentive stock options?

If your current option is an incentive stock option granted under the 1997 Plan and you were not an employee at the time you received that grant and you are currently not an employee, your new option will be a non-qualified stock option. If your current option is an incentive stock option granted under the 2001 Stock Incentive Plan, your new option will be granted as an incentive stock option to the maximum extent it qualifies as an incentive stock option under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. You should note that based on the exercise price and the vesting schedule of the new options, the new options might exceed the limit for incentive stock options. (Pages 22-24)

20. If you tender eligible options in this offer, when will your new options expire?

The expiration date will be provided in the option agreement for your new options. Generally, new options will expire no more than ten years from the date of grant, or earlier if your employment with Smith & Wollensky terminates.

21. When does this offer expire? Can this offer be extended and, if so, how will you be notified if it is extended?

The offer is expected to expire on March 4, 2002, at 12:00 midnight, Eastern Daylight Time, unless we extend it. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration of this offer period. (Page 8)

22. How do you tender your eligible options?

If you decide to tender your eligible options, you must deliver, before 12:00 midnight, Eastern Daylight Time, on March 4, 2002 (or such later date and time as we may extend the expiration of this offer), a properly completed and executed Election Form and any other documents required by the Election Form to Alan Mandel via facsimile (fax # (212) 758-6028) or by hand delivery at The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021. This is a one-time offer and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

23. During what period of time may you withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before this offer expires at 12:00 midnight, Eastern Daylight Time, on March 4, 2002. If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of this offer. You may withdraw your tendered eligible options at any time after April 1, 2002 if we have not yet cancelled the tendered eligible options. To withdraw tendered eligible options, you must deliver to Alan Mandel via facsimile (fax # (212) 758-6028) or by hand at The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021 a signed Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered eligible options. Once you have withdrawn eligible options, you may re-tender eligible options only by again following the delivery procedures described above. (Page 10)

24. Can you change your election regarding particular tendered eligible options?

Yes, you may change your election regarding particular tendered eligible options at any time before this offer expires at 12:00 midnight, Eastern Daylight Time, on March 4, 2002. If we extend this offer beyond that time, you may change your election regarding particular tendered eligible options at any time until the extended expiration of this offer. In order to change your election, you must deliver to Alan Mandel via facsimile (fax # (212) 758-6028) or hand delivery at The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021 a new Election Form that includes the information regarding your new election and is clearly dated after your original Election Form.

25. What do we and the board of directors think of this offer?

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender your eligible options or should not tender your eligible options. You must make your own decision whether or not to tender eligible options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

26. Who can you talk to if you have questions about this offer?

For additional information or assistance, you should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the election form to Alan Mandel at alanm@swrg.com, telephone number
(212) 838-2061, (extension 17) or Sam Goldfinger at sgold@swrg.com, telephone number (212) 838-2061, (extension 39).

                             Economic Risks of Offer

         If you participate in this offer, you will not receive any new option grants until on or about September 5, 2002 at the earliest.

         If the stock price increases after the date your tendered eligible options are cancelled, your cancelled options might have been worth more than the new options that you will receive in exchange for them. You should bear in mind that the market price of our stock has been volatile in the past and may continue to be volatile. During the approximate six months and one day period prior to the issuance of the new options, the market price of our stock may be affected by many factors, including general economic conditions and our own operating performance. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your eligible options.

         If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you will receive in exchange for them. These types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options.

         In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of such acquirer's stock on the new option grant date. The new option grant date, expected to be on or about September 5, 2002, will be at least six months and one day after the cancellation of the tendered options. Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options. If your employment terminates prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason (including the following specific examples) prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option. If your employment terminates as part of a reduction-in-force prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option. If your employment terminates as a result of an acquisition or merger of Smith & Wollensky prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option. If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

                                  INTRODUCTION

Smith & Wollensky is offering option holders the opportunity to exchange all outstanding options to purchase shares of Smith & Wollensky common stock having an exercise price greater than $5.70 per share for new options. We are making this offer upon the terms and conditions described in this offer to exchange, the related Cover Letter from Alan N. Stillman dated February 4, 2002, the Election Form, and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

The number of shares subject to the new options to be granted to each eligible employee, officer and director will be equal to the number of shares subject to the eligible options tendered (as adjusted for stock splits and dividends) by the option holder and accepted for exchange. Subject to the terms and conditions of this offer, we intend to grant the new options on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. You may tender eligible options for all or some of the outstanding, unexercised shares subject to an individual option grant. All tendered eligible options accepted by us through this offer will be cancelled as promptly as practicable after 12:00 PM midnight Eastern Daylight Time on the date this offer ends. The offer is currently scheduled to expire on March 4, 2002 (the "Expiration Date"), and we expect to cancel eligible options on or about March 4, 2002, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED AFTER AUGUST 3, 2001 AND PRIOR TO THE CANCELLATION DATE THAT HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS WHICH YOU ELECT TO CANCEL.

The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary. The offer is subject to conditions that we describe in Section 6 of this offer to exchange.

You are eligible to participate in this offer if you are an eligible employee, officer or director of Smith & Wollensky or one of its subsidiaries who holds eligible options. In order to receive a new option pursuant to this offer, you must continue to be an eligible employee, officer or director as of the date on which the new options are granted, which we expect to be at least six months and one day after the Cancellation Date.

If you tender eligible options for exchange as described in this offer, and we accept your tendered eligible options, then, subject to the terms of this offer, we will grant you new options under The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan as determined by the board of directors in its sole discretion. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined in accordance with the terms of The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan. Each new option will be exercisable for the same number of shares as remained outstanding under the tendered eligible options.

Each new option granted will vest in accordance with the vesting schedule of the cancelled eligible options. Accordingly, each new option granted will vest as follows:

         o to the extent that any cancelled option shares were vested on the cancellation date, the new option shares will be vested to that extent;

         o to the extent that any cancelled option shares were not vested on the Cancellation Date, but would have been vested on the date the new options are granted (which is expected to be at least six months and one day from the Cancellation Date) the new option shares will be vested to that extent; and

         o to the extent that any cancelled option shares would have been unvested on the date new options are granted, the new option shares will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

For example, if an eligible employee cancels an option that vests in June of each year at the rate of 25% and is 50% vested at the time of cancellation on March 4, 2002, the replacement option will be 75% vested at the time of grant if the new grant occurs six months and one day after cancellation.

As of February 1, 2002, options to purchase 728,516 of our shares were issued and outstanding, of which options to purchase 447,183 of our shares, constituting 61.4%, were held by eligible employees, directors and officers.

                                    THE OFFER

1. Number of Options; Expiration Date

Subject to the terms and conditions of this offer, we will exchange outstanding, unexercised eligible options held by eligible employees, officers and directors that are properly tendered and not validly withdrawn in accordance with Section 4 before the Expiration Date of the offer, in return for new options. We will accept partial tenders of eligible options for any portion of the shares subject to an individual option grant. Therefore, you may tender eligible options for all or some of the shares subject to each of your eligible options. If you tender any option grant for exchange, you will be required to also tender all option grants that you received after August 3, 2001 and prior to the Cancellation Date that have a lower exercise price than the eligible options which you elect to cancel.

If your eligible options are properly tendered and accepted for exchange, the eligible options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the eligible options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends, and similar events. Please note that fifty percent (50%) of the options awarded under the 1996 Plan did not vest during the 2000 fiscal year because operating earnings targets were not attained. In addition, please note that options granted under the 1996 Plan and the 1997 Plan have been effected by a three-for-two reverse stock split. As a result, an eligible employee who tenders an option initially granted under the 1996 Plan for 100 shares would receive a new option for 33 shares. An eligible employee who tenders an option granted under the 1997 Plan for 100 shares would receive a new option for 66 shares.

The new options will be subject to the terms of The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan, and to a new option agreement between you and us. If you do not remain an eligible employee, officer or director of Smith & Wollensky or its subsidiaries for any reason through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered eligible options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the eligible options that you tendered and we cancelled.

The expiration date of the offer will be 12:00 midnight, Eastern Daylight Time, on March 4, 2002, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which this offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate, and amend this offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         o we increase or decrease the amount of consideration offered for the eligible options;

         o we decrease the number of options eligible to be tendered in this offer; or

         o we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent, or given in the manner specified in Section 14, we will extend this offer so that this offer is open at least ten business days following the publication, sending, or giving of notice. We will also notify you of any other material change in the information contained in this offer to exchange. For purposes of this offer, a

"business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2. Purpose of This Offer

         We issued the options outstanding to:

         o provide our eligible employees with additional incentive and to promote the success of our business, and

         o encourage our eligible employees to continue their employment with us.

One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees what some may deem a valuable incentive to stay with Smith & Wollensky. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we believe we will maximize shareholder value by creating better performance incentives, and thus increasing retention, of our employees. Because we do not intend to grant new options until at least six months and one day after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding eligible options.

We may engage in transactions in the future with other companies that could significantly change our structure, ownership, organization, management, or the make-up of our board of directors, any of which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you may have elected to tender. As outlined in Section 8, the exercise price of any new options granted to you in return for your tendered eligible options will be the fair market value of the underlying shares on the date of grant, determined in accordance with the terms of The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan. You will be at risk of any increase in our share price before the grant date of the new options for these or any other reasons.

Neither we nor our board of directors makes any recommendation as to whether you should tender or should not tender your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your eligible options for exchange.

3. Procedures for Tendering Options

a.   Proper Tender of Options

To validly tender your eligible options through this offer, you must, in accordance with the terms of the Election Form, properly complete, execute, and deliver the Election Form to Alan Mandel via facsimile (fax # (212) 758-6028) or by hand at The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021 along with any other required documents. Alan Mandel must receive all of the required documents before the Expiration Date. The delivery of all documents, including Election Forms, any Notices, and any other required documents, is at your risk.

b. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender of any particular eligible options or for any particular option holder. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

c.   Our Acceptance Constitutes an Agreement

Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance for exchange of your eligible options tendered by you through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that have not been validly withdrawn.

4. Withdrawal Rights and Change of Election

You may only withdraw your tendered eligible options or change your election in accordance with the provisions of this Section 4.

You may withdraw your tendered eligible options at any time before 12:00 midnight, Eastern Daylight Time, on March 4, 2002. If we extend this offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of this offer. You may withdraw your tendered eligible options at any time after April 1, 2002 if we have not yet cancelled the tendered eligible options.

To validly withdraw tendered eligible options, you must deliver to Alan Mandel via facsimile (fax # (212) 758-6028) or by hand at The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021, in accordance with the procedures listed in Section 3 above, a signed and dated Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered eligible options.

To validly change your election regarding the tender of particular eligible options, you must deliver a new Election Form to Alan Mandel via facsimile (fax # (212) 758-6028) or by hand in accordance with the procedures listed in Section 3 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

o  the name of the option holder who tendered the eligible options;

o  the grant date of all eligible options to be tendered;

o  the number of shares underlying the eligible options;

o  the exercise price per share of all eligible options to be tendered; and

o  the number of option shares to be cancelled.

Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the eligible options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such eligible options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this offer unless you properly re-tender those eligible options before the Expiration Date by following the procedures described in Section 3.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Issuance of New Options

Upon the terms and conditions of this offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the Expiration Date. Subject to the terms and conditions of this offer, if your eligible options are properly tendered and accepted for exchange, these eligible options will be cancelled as of the date of our acceptance, which we anticipate to be on or about March 4, 2002, and we anticipate that you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. Thus, subject to the terms and conditions of this offer, if your eligible options are properly tendered by March 4, 2002, the scheduled Expiration Date of this offer, and accepted for exchange and cancelled on or about March 4, 2002, we anticipate that you will be granted new options on or about September 5, 2002. If we accept and cancel eligible options properly tendered for exchange after March 4, 2002, we anticipate that the period in which the new options will be granted will be similarly delayed.

If we accept eligible options you tender in this offer, we anticipate that we will defer any grant to you of other options for which you may be eligible after the Expiration Date until the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered eligible options have been cancelled. We anticipate that we will defer the grant to you of these other options in order to avoid incurring compensation charges against our earnings as a result of accounting rules that could apply to these interim option grants as a result of this offer.

Your new options will entitle you to purchase the number of shares that is equal to the number of shares subject to the eligible options you tender, as adjusted for any stock splits, stock dividends, and similar events. Please note that fifty percent (50%) of the options awarded under the 1996 Plan did not vest during the 2000 fiscal year because operating earnings targets were not attained. In addition, please note that options granted under the 1996 Plan and the 1997 Plan have been effected by a three-for-two reverse stock split. As a result, an eligible employee who tenders an option initially granted under the 1996 Plan for 100 shares would receive a new option for 33 shares. An eligible employee who tenders an option granted under the 1997 Plan for 100 shares would receive a new option for 66 shares. If you are not an eligible employee, officer or director of Smith & Wollensky or its subsidiaries for any reason through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered eligible options that were cancelled pursuant to this offer.

We will accept partial tenders of your eligible option grants. You may tender the remaining portion of an option that you have partially exercised. You may also retain in part and cancel in part any option. IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED AFTER AUGUST 3, 2001 AND PRIOR TO THE CANCELLATION DATE THAT HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS WHICH YOU ELECT TO CANCEL.

After receipt of your Election Form or your Notice to Change Election From Accept to Reject, Alan Mandel will provide the option holder with a Confirmation of Receipt. However, this is not by itself an acceptance of the eligible options for exchange. For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of the time we give oral or written notice to the option holders of our acceptance for exchange of such eligible options, which notice may be made by press release. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that are not validly withdrawn. Promptly after expiration of the offer, we will send each tendering option holder a notice, which may be sent by e-mail, indicating the number of shares subject to the eligible options that we have accepted for exchange and cancelled, and, subject to the terms and conditions of this offer, the corresponding number of shares that will be subject to the new options and the period during which we anticipate that the new options should be granted.

6. Conditions of This Offer

Notwithstanding any other provision of this offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 4, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of eligible options tendered for exchange:

         o there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory, or administrative agency or authority that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered eligible options pursuant to this offer, or the issuance of new options, or otherwise relates in any manner to this offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations, or prospects or materially impair the contemplated benefits of this offer to Smith & Wollensky.

         o there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to this offer or Smith & Wollensky by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            o make the acceptance for exchange, or issuance of new options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of this offer or otherwise relate in any manner to this offer.

            o delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered eligible options.

            o materially impair the contemplated benefits of this offer to Smith & Wollensky.

            o materially and adversely affect Smith & Wollensky's business, condition, income, operations, or prospects or materially impair the contemplated benefits of this offer to Smith & Wollensky.

         o there shall have occurred any change, development, clarification, or position taken in principles generally accepted in the United States of America that could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes.

         o a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Smith & Wollensky, shall have been proposed, announced, or made by another person or entity or shall have been publicly disclosed.

         o any change or changes shall have occurred in Smith & Wollensky's business, condition, assets, income, operations, prospects, or stock ownership that, in our reasonable judgment, is or may be material to Smith & Wollensky or may materially impair the contemplated benefits of this offer to Smith & Wollensky.

The conditions to this offer are for Smith & Wollensky's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any of those rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon all persons.

7. Price Range of Shares Underlying the Options

The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "SWRG". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market:

2001 FISCAL YEAR                                 HIGH            LOW
Quarter Ended October 1, 2001.............       $7.00           $2.75
Quarter Ended July 2, 2001................       $8.63           $5.41

As of February 1, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $3.92 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your eligible options.

8. Source and Amount of Consideration; Terms of New Options

a.   Consideration

We will issue new options to purchase shares of common stock, as determined by our board of directors in its sole discretion, in exchange for the outstanding eligible options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar events. Please note that fifty percent (50%) of the options awarded under the 1996 Plan did not vest during the 2000 fiscal year because operating earnings targets were not attained. In addition, please note that options granted under the 1996 Plan and the 1997 Plan have been effected by a three-for-two reverse stock split. As a result, an eligible employee who tenders an option initially granted under the 1996 Plan for 100 shares would receive a new option for 33 shares. An eligible employee who tenders an option granted under the 1997 Plan for 100 shares would receive a new option for 66 shares. If we receive and accept tenders of all eligible outstanding options from eligible employees, directors and officers subject to the terms and conditions of this offer, we will grant new options to purchase a total of 447,183 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 4.8% of the total shares of our common stock outstanding as of February 1, 2002.

b.   Terms of New Options

The new options will be granted under The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan as determined by our board of directors or a committee appointed by the Board of Directors. A new option agreement will be entered into between Smith & Wollensky and each eligible option holder who has tendered eligible options in this offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the eligible options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we do not intend to grant new options until at least six months and one day after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of the eligible options that you tendered and were cancelled. The following description summarizes the material terms of The Smith & Wollensky Restaurant Group, Inc. 1996 Stock Option Plan, The New York Restaurant Group, Inc. 1997 Stock Option Plan and The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan and the options granted under each of the plans.

         (1) The Smith & Wollensky Restaurant Group, Inc. 1996 Stock Option Plan

The maximum number of shares available for issuance through the exercise of options granted under our 1996 Stock Option Plan is 256,350. Our 1996 Stock Option Plan permits the granting of options that do not qualify as incentive stock options, referred to as nonqualified stock options.

         (2) The New York Restaurant Group, Inc. 1997 Stock Option Plan

The maximum number of shares available for issuance through the exercise of options granted under our 1997 Stock Option Plan is 166,666. Our 1997 Stock Option Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified stock options.

         (3) The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan

The initial maximum number of shares available for issuance through the exercise of options granted under our 2001 Stock Incentive Plan is 583,333. In addition, effective January 1, 2002 and each January 1 thereafter during the term of the 2001 Stock Incentive Plan, the number of shares of common stock available for grants of stock options made after such January 1 shall be increased automatically by an amount equal to four percent (4%) of the total number of issued and outstanding shares of common stock as of the close of business on December 31 of the preceding year. Our 2001 Stock Incentive Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified stock options. The maximum cumulative number of shares of common stock available for grants of incentive stock options is 583,333.

         (4) Administration

The 1996 Stock Option Plan is administered by Smith & Wollensky's Chairman. The 1997 Stock Option Plan is administered by a committee consisting of two or more members of the board of directors. The 2001 Stock Incentive Plan is administered either by the board of directors or a committee appointed by the board of directors. Subject to the other provisions of the plans, the administrator of each of these plans has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option, and the exercisability of the options.

         (5) Term

Options granted under the 2001 Stock Incentive Plan have a term of no more than ten (10) years, but are subject to earlier termination as provided in the option agreement. Options granted under the 1997 Stock Option Plan have a term of no more than ten (10) years, but are subject to earlier termination as provided in the option agreement. Options granted under the 1996 Stock Option Plan have a term of no more than ten (10) years, but are subject to earlier termination as provided in the option agreement. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of Smith & Wollensky or an affiliate company have a term of no more than five years unless the purchase price of the stock under the option is 110% of its fair market value at the time the option is granted.

         (6) Termination

Except as your option agreement provides, an option granted under the 1996 Stock Option Plan, the 1997 Stock Option Plan or the 2001 Stock Incentive Plan to an employee who ceases to be an employee of Smith & Wollensky or one of its subsidiaries, for any reason or for no reason, is exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be an employee of Smith & Wollensky or one of its subsidiaries.

         (7) Exercise Price

The exercise price of shares of common stock for incentive stock options granted under the 2001 Stock Incentive Plan shall be the fair market value of the common stock at the time the option is granted as determined by the board of directors or the committee designated by the board of directors. The exercise price of shares of common stock for nonqualified stock options granted under the 2001 Stock Incentive Plan shall be determined by the board of directors or the committee designated by the board of directors. The exercise price of shares of common stock for options granted under the 1997 Stock Option Plan was then determined by the committee administering that plan. The exercise price of shares of common stock for options granted under the 1996 Stock Option Plan was the fair market value as then determined by the Chairman. For all employees, the exercise price per share of the new incentive stock options will be 100% of the fair market value on the date of grant, determined in accordance with the terms of the plan under which the option is granted.

         (8) Vesting and Exercise

Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the administrator of the plan under which the option is granted.

Each new option granted will vest in accordance with the vesting schedule of the cancelled eligible options. Accordingly, each new option granted will vest as follows:

         o to the extent that any cancelled option shares were vested on the Cancellation Date, the new option shares will be vested to that extent;

         o to the extent that any cancelled option shares were not vested on the Cancellation Date, but would have been vested on the date the new options are granted (which is expected to be at least six months and one day from the Cancellation Date) the new option shares will be vested to that extent; and

         o to the extent that any cancelled option shares would have been unvested on the date new options are granted, the new option shares will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

For example, if an eligible employee cancels an option that vests in June of each year at the rate of 25% and is 50% vested at the time of cancellation on March 4, 2002, the replacement option will be 75% vested at the time of grant if the new grant occurs six months and one day after cancellation.

         (9) Payment of Exercise Price

You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price for options granted under the 1997 Stock Option Plan and the 2001 Stock Incentive Plan are determined by the administrator of the relevant plan and generally include the following:

         o cash;

         o check;

         o shares of Smith & Wollensky common stock having a fair market value equal in amount to the exercise price of the options being exercised; or

         o any combination of the above methods.

The permissible methods of payment of the option exercise price for options granted under the 1996 Stock Option Plan are determined by the Chairman and include payment by cash or check.

         (10) Adjustments Upon Certain Events

If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend, or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options may be assumed, cancelled in exchange for cash or property, or replaced with new options of the successor corporation.

In the event there is a liquidation or dissolution of Smith & Wollensky, your outstanding options will terminate prior to the consummation of the liquidation or dissolution or at a time designated by the plan administrator. The administrator of the plan may, however, provide for the acceleration of the exercisability of any option.

         (11) Termination of Employment

If you are not an eligible employee of Smith & Wollensky for any reason from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         (12) Transferability of Options

Generally, new options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution.

c.   U.S. Federal Income Tax Consequences

         You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

Our statements in this offer to exchange concerning our stock option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the stock option plans, and the forms of option agreement under the plans. Please contact Alan Mandel at (212) 838-2061, (extension 17) to receive a copy of our stock option plans, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

9. Information Concerning The Smith & Wollensky Restaurant, Group, Inc.; Selected Financial Data

Smith & Wollensky is a developer, owner and operator of high-end, high volume restaurants in the United States. Our core concept is Smith & Wollensky, a classic American restaurant. We believe that each of our restaurants provides a fine dining experience, offering distinctive high-quality food, creative menus, an extensive wine selection and exceptional customer service accompanied by attractive design and decor.

The financial information included in our registration statement on Form S-1, as amended (the "Registration Statement") for the fiscal year ended December 1, 2000 and the financial information included in our quarterly report on Form 10-Q for the fiscal quarter ended October 1, 2001 (the "10-Q") is incorporated herein by reference. The Registration Statement and the 10-Q are being provided to you with this offer to exchange. See "Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Registration Statement and the 10-Q, both of which are incorporated herein by reference. A copy of the Registration Statement and the 10-Q accompany this offer to exchange.

                                                                                            FISCAL
                                                                   ----------------------------------------------------------
                                                                        1996         1997         1998       1999       2000
                                                                   ----------------------------------------------------------
                                                                                    (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
       Owned restaurant sales.....................................   $25,002      $26,582      $42,521    $69,835    $81,463
                                                                     -------      -------      -------    -------    -------

       Cost of owned restaurant sales:
           Food and beverage costs.............................        6,642        7,031       12,642     20,896     24,390
           Salaries and related benefits.......................        7,230        8,019       14,005     20,826     24,728
           Restaurant operating expenses.......................        4,046        3,923        7,090     10,246     12,147
           Occupancy and related expenses......................        1,620        1,624        2,656      4,812      5,730
           Marketing and promotional expenses..................        1,753        1,649        2,265      3,428      4,154
           Depreciation and amortization.......................          546          429        1,310      2,550      3,029
           Charge to close owned restaurant.......................        --           --           --         --      2,423
                                                                     --------   --------     --------   ----------   -------
       Total cost of owned restaurant sales....................       21,837       22,675       39,968     62,758     76,601
                                                                     -------    ---------    ---------  ---------    -------
       Income from owned restaurant operations.................        3,165        3,907        2,553      7,077      4,862
       Management fee income...................................          988        1,901        2,968      2,928      3,060
                                                                     -------    ---------    ---------  ---------    -------

       Income from owned and managed restaurants...............        4,153        5,808        5,521     10,005      7,922
       General and administrative expenses.....................        3,557        5,300        6,647      7,120      8,399
       Royalty expense.........................................           --            7          310        778      1,047
       Acquisition of management contract......................        2,500           --           --         --         --
       Write-off of offering and financing costs...............           --          647           --        504         --
                                                                     -------    ---------    ---------  ---------    -------

       Operating income (loss).................................      (1,904)        (146)      (1,436)      1,603    (1,524)
       Interest expense - net of interest income...............        (275)        (331)        (437)    (2,191)    (3,054)
                                                                     -------    ---------    ---------  ---------    -------

       Income (loss) before income taxes.......................      (2,179)        (477)      (1,873)      (588)    (4,578)
       Provision (benefit) for income taxes....................        (116)          483          572        532        308
                                                                     -------    ---------    ---------  ---------    -------

       Net loss................................................      (2,063)        (960)      (2,445)    (1,120)    (4,886)
       Accrual of dividends and amortization of issuance
       costs on preferred shares...............................           --        (248)      (1,487)    (1,487)    (1,488)
       Net loss applicable to common shares....................     $(2,063)     $(1,208)     $(3,932)   $(2,607)   $(6,374)
                                                                    ========     ========     ========   ========   ========

       Net loss per share basic and diluted....................     $ (0.93)     $ (0.51)     $ (1.28)   $ (0.85)   $ (2.07)
                                                                    ========     ========     ========   ========   ========

       Weighted average shares used in computing net loss
       per share, basic and diluted............................    2,222,303    2,378,092    3,079,704  3,083,930  3,083,930
                                                                   =========    =========    =========  =========  =========
Unaudited pro forma net income (loss) per share assuming
conversion of preferred stock, basic and diluted...............                                                      $(1.08)

Pro forma weighted average common shares outstanding:
       Basic...................................................                                                    4,532,459
                                                                                                                   =========
       Diluted.................................................                                                    4,532,459
                                                                                                                   =========

Unaudited pro forma net income (loss) per share assuming the repayment of debt and conversion of preferred stock, basic and
diluted........................................................                                                       $(0.38)
                                                                                                                   =========
Pro forma weighted average common shares outstanding:
       Basic...................................................                                                    7,129,938
                                                                                                                   =========
       Diluted.................................................                                                    7,129,938
                                                                                                                   =========
CONSOLIDATED BALANCE SHEET DATA:
       Cash and cash equivalents...............................       $1,549       $9,638          $--     $2,017       $370
       Total assets............................................       20,612       44,347       58,376     64,310     63,377
       Long-term debt, including current portion...............        7,397        3,515       17,104     24,070     24,135
       Convertible redeemable preferred stock..................           --       19,628       21,115     22,602     24,090
       Total stockholders' equity..............................        7,018       13,177        9,496      7,439      1,065


                                                                                            FISCAL
                                                                   ----------------------------------------------------------
                                                                        1996         1997         1998       1999       2000
                                                                   ----------------------------------------------------------
                                                                                    (DOLLARS IN THOUSANDS)
OTHER DATA:
       Average owned restaurant sales for units open for entire
         period                                                       $8,334       $8,738       $8,544     $9,510     $9,574
       Number of owned restaurants at end of period............            3            4            7          8         10
       Number of managed restaurants at end of period..........            4            4            4          4          5
                                                                     --------  ----------  -----------  ----------   -------
       Total of owned and managed restaurants at end of period.            7            8           11         12         15
                                                                     ========  ==========  ===========  =========    =======
       Comparable owned restaurants sales increase (decrease)..          6.6%         4.9%         3.0%       5.2%       8.4%
       EBITDA..................................................        $(936)        $789         $408     $4,759     $2,143

Cash flows provided by (used in):
       Operating activities....................................       $1,783        1,696         (781)       843      3,621
       Investing activities....................................       (5,272)     (13,455)     (22,697)    (6,303)    (5,254)
       Financing activities....................................        2,689       19,848       13,840      7,477        (14)

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTARUANT GROUP, INC.)
                                AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                                                      OCTOBER 1                    OCTOBER 2
                                                                        2001                          2000
                                                               ------------------------       ---------------------
Owned restaurant sales                                                   $      51,804                $     59,164
                                                               ------------------------       ---------------------
Cost of owned restaurant sales:
         Food and beverage costs                                                15,327                      17,739
         Salaries and related benefit expenses                                  16,175                      18,469
         Restaurant operating expenses                                           7,992                       8,728
         Occupancy and related expenses                                          3,898                       4,081
         Marketing and promotional expenses                                      2,476                       3,091
         Depreciation and amortization expenses                                  2,232                       2,258
         Charge to close owned restaurant                                          360                          --
         Write-off of site development costs                                       283                          --
                                                               ------------------------       ---------------------
                  Total cost of owned restaurant sales                          48,743                      54,366
                                                               ------------------------       ---------------------
Income (loss) from owned restaurant operations                                   3,061                       4,798

Management fee income                                                            1,929                       2,140
                                                               ------------------------       ---------------------

Income (loss) from owned and managed restaurant                                  4,990                       6,938

General and administrative expenses                                              6,644                       6,278

Royalty expense                                                                    718                         761

Reserve on receivable from managed restaurants                                     300                          --
                                                               ------------------------       ---------------------
Operating loss                                                                  (2,672)                       (101)

Interest expense                                                                (1,146)                     (2,137)

Amortization of deferred debt financing costs                                     (113)                       (169)
Interest income                                                                    148                           4
                                                               ------------------------       ---------------------
                                                                                (1,111)                     (2,302)

Loss before provision for income taxes                                          (3,783)                     (2,403)

Provision (benefit) for income taxes                                                49                         230
                                                               ------------------------       ---------------------

                                       18

Loss before extraordinary loss and accrual of dividends and
amortization of issuance costs of preferred shares
                                                                                (3,832)                     (2,633)

Extraordinary loss on early retirement of debt, net of tax
benefit of $378                                                                    703                          --
                                                               ------------------------       ---------------------
Net loss                                                                        (4,535)                     (2,633)

Accrual of dividends and amortization of issuance costs of
preferred shares                                                                  (620)                     (1,116)
                                                               ------------------------       ---------------------
Net loss applicable to common shares                                    $       (5,155)               $     (3,749)
                                                               ========================       =====================
Loss applicable to common shares - basic and diluted:

         Loss applicable to common shares before
         extraordinary item                                             $         (.73)                $     (1.22)

         Extraordinary loss on early retirement of debt, net
         of tax benefit                                                            .12                          --
                                                               ------------------------       ---------------------
         Net loss per  common share                                     $         (.85)                $     (1.22)
                                                               ========================       =====================
Weighted average common shares outstanding:
         Basic and diluted                                                   6,087,058                   3,083,930
                                                               ========================       =====================

                                                                       OCTOBER 1, 2001
BALANCE SHEET DATA
Cash and cash equivalents                                                        7,134
Total assets                                                                    69,472
Total liabilities                                                               13,253
Total liabilities and stockholders' equity                                      69,472
Book value per common share                                              $        6.01

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTARUANT GROUP, INC.)
                                AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               THREE MONTHS ENDED
                                                                      OCTOBER 1                    OCTOBER 2
                                                                        2001                          2000
                                                               ------------------------       ---------------------
Owned restaurant sales                                                   $      13,449                $     18,496
                                                               ------------------------       ---------------------

Cost of owned restaurant sales:
         Food and beverage costs                                                 3,987                       5,555
         Salaries and related benefit expenses                                   5,080                       6,159
         Restaurant operating expenses                                           2,531                       2,925
         Occupancy and related expenses                                          1,354                       1,389
         Marketing and promotional expenses                                        774                       1,036
         Depreciation and amortization expenses                                    742                         777
         Charge to close owned restaurant                                          360                          --
         Write-off of site development costs                                       283                          --
                                                               ------------------------       ---------------------
         .........Total cost of owned restaurant sales                          15,111                      17,841
                                                               ------------------------       ---------------------
Income (loss) from owned restaurant operations                                  (1,662)                        655

Management fee income                                                              479                         704
                                                               ------------------------       ---------------------
Income (loss) from owned and managed restaurant                                 (1,183)                      1,359


                                       19

General and administrative expenses                                              2,292                       2,056

Royalty expense                                                                    191                         236

Reserve on receivable from managed restaurants                                     300                          --
                                                               ------------------------       ---------------------
Operating loss                                                                  (3,966)                       (933)

Interest expense                                                                   (59)                       (706)

Amortization of deferred debt financing costs                                       --                         (55)
Interest income                                                                     94                          --
                                                               ------------------------       ---------------------
                                                                                    35                        (761)

Income (loss) before provision for income taxes                                (3,931)                      (1,694)

Provision (benefit) for income taxes                                               (3)                          78
                                                               ------------------------       ---------------------
Net loss before accrual of dividends and amortization of
issuance costs of preferred shares                                              (3,928)                     (1,772)

                                                               ------------------------       ---------------------
Accrual of dividends and amortization of issuance costs of
preferred shares                                                                    --                        (372)
                                                               ------------------------       ---------------------
Net loss applicable to common shares                                    $       (3,928)               $     (2,144)
                                                               ========================       =====================
Loss applicable to common shares - basic and diluted:

                                                                                    --                          --
                                                               ------------------------       ---------------------
         Net loss per  common share                                     $         (.42)                $      (.70)
                                                               ========================       =====================
Weighted average common shares outstanding:
         Basic and diluted                                                   9,354,447                   3,083,930
                                                               ========================       =====================

Fixed charges exceeded earnings before fixed charges by $4,578,000 in fiscal 2000 and $588,000 in fiscal 1999.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options and our Common Shares.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of February 1, 2002, our executive officers and non-employee directors (11 persons) as a group beneficially owned eligible options outstanding under our 1996 Stock Option Plan to purchase a total of 69,500 of our shares, which represented approximately 69.6% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers as a group beneficially owned eligible options outstanding under our 1997 Stock Option Plan to purchase a total of 25,334 of our shares, which represented 53.5% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers as a group beneficially owned eligible options outstanding under our 2001 Stock Incentive Plan to purchase a total of 390,000 of our shares, which represented 67.1% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned eligible options outstanding under all of our stock plans to purchase a total of 484,834 of our shares, which represented approximately 66.3% of the shares subject to all options outstanding under the plans as of that date.

There have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to February 4, 2002, by Smith & Wollensky or, to our knowledge, by any executive officer, director, or affiliate of Smith & Wollensky. There have been no grants of options to purchase our shares of common stock during the 60 days prior to February 4, 2002, by Smith & Wollensky to any executive officer or director.

11. Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer

Each option granted under the 2001 Stock Incentive Plan that we accept through this offer will be cancelled and the shares subject to that option will be returned to the pool of shares available for grants of new options under the plan pursuant to which the option was originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Each option granted under the 1996 Stock Option Plan and the 1997 Stock Option Plan that we accept through this offer will be cancelled and the shares subject to that option will not be available for grant.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

         o we do not intend to grant any new options until a business day that is at least six months and one day after the date that we cancel eligible options tendered and accepted for exchange; and

         o the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

12. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered eligible options for exchange and to issue new options for tendered options is subject to the conditions described in Section 6.

We do not intend to grant the new options if we are prohibited by any applicable law or regulation from doing so. We are unaware of any such prohibition at this time and we will use reasonable efforts to effect the grant, but if the grant is prohibited we do not intend to grant any new options and you will not receive any other consideration for the eligible options you tendered.

13. Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in this offer. This discussion is based upon the Internal Revenue Code of 1986, as amended, and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service ("IRS"), and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time.

This summary is provided for general information only, is not intended as tax advice to any person, is not a comprehensive description of all of the tax consequences that may be relevant to option holders, and is not intended to be applicable in all respects to all categories of option holders. In particular, this summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it address any consequences arising under the laws of any state, locality or foreign jurisdiction.

If you exchange your outstanding incentive and/or nonqualified stock options for new options, we believe that the exchange will be treated as a non-taxable exchange and that you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that, at the date of grant of the new options, you will also not be required to recognize income for federal income tax purposes. More specific information relevant to the holders of incentive stock options and to the holders of nonqualified stock options is provided below in this Section 13.

EACH OPTION HOLDER IS URGED TO CONSULT WITH THE HOLDER'S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER IN LIGHT OF THE HOLDER'S OWN PARTICULAR CIRCUMSTANCES.

                  a.       INCENTIVE STOCK OPTIONS

If you elect to exchange your incentive stock options pursuant to this offer and your options are accepted for exchange, we believe that you will not be subject to any current federal income tax on the exchange and any new incentive stock options granted to you will qualify as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. You should note that based on the exercise price and the vesting schedule of the new options, the new options might exceed the limit for incentive stock options. To the extent we are unable to grant all of your new options as incentive stock options, you will receive nonqualified stock options, which are discussed below in this Section 13.

We do not believe that this offer will change any of the terms of your incentive stock options if you do not accept the offer. However, if you choose not to accept this offer, it is possible that the IRS would assert that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the option holding period, discussed below, required to qualify for favorable federal income tax treatment and/or cause a portion of your incentive stock options to be treated as nonqualified stock options.

Under current law, you will not realize taxable income when incentive stock options are granted to you. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares you purchase under the option, generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

When you sell Smith & Wollensky common stock that you acquire by exercising an incentive stock option, the tax consequences of the sale will depend on whether the disposition is a "qualifying" or a "disqualifying" disposition. A qualifying disposition is one made (i) at least two years after the date the incentive stock option was granted, and (ii) at least one year after the date the incentive stock option was exercised. If you make a qualifying disposition of the Smith & Wollensky common stock that you acquired by exercising an incentive stock option, the excess, if any, of the sale price of the stock over the exercise price of the option will be treated as long-term capital gain, taxable to you at the federal long-term capital gain rates in effect at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying" disposition, the excess, if any, of the fair market value, on the date the option was exercised, of the Smith & Wollensky common stock acquired by exercise of the option, over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the difference between the fair market value of the Smith & Wollensky common stock on the date the option was exercised and the option exercise price, this lesser amount will be taxable ordinary income to you. Any amount in excess of the difference between the fair market value of the Smith & Wollensky common stock on the date the option was exercised and the option exercise price will be long-term capital gain or short-term capital gain, depending on whether or not you sold the common stock more than one year after you exercised the option.

If you deliver shares of Smith & Wollensky common stock to pay for part or all of the exercise price of an incentive stock option, you will be treated as having received in a nontaxable exchange an equivalent number of shares of Smith & Wollensky common stock pursuant to the exercise of the option, unless you acquired the surrendered shares by exercising an incentive stock option and you had not satisfied the special holding period requirement, summarized above, with respect to those shares. The tax basis of the stock exchanged will become the substituted tax basis of an equivalent number of shares of common stock received, which will also be treated as having been held on the date of receipt for the same period of time you held the surrendered shares. However, if you pay for all or part of the exercise price of an incentive stock option by surrendering incentive stock option shares for which the special holding period requirement, summarized above, had not been met, the surrender will be treated as a disqualifying disposition.

If, in a qualifying disposition, you sell any Smith & Wollensky common stock you received upon exercising an incentive stock option, we will not be entitled to a federal income tax deduction equal to the gain you realize when you complete that sale. However, if, in a disqualifying disposition, you sell any Smith & Wollensky common stock you received upon exercising an incentive stock option, we will be entitled to a federal income tax deduction equal to the amount of compensation income taxable to you.

                  b.       NON-QUALIFIED STOCK OPTIONS

Under current law, you will not realize taxable income when nonqualified stock options are granted to you. However, when you exercise a nonqualified stock option, the amount by which the fair market value on the date of exercise of the shares subject to the option exceeds the exercise price of the option will be treated as taxable compensation income to you, and you will be subject to withholding of federal and applicable state income and employment taxes on that income at that time. We will be entitled to a federal income tax deduction equal to the amount of compensation income taxable to you if we comply with applicable federal reporting requirements.

If you deliver shares of Smith & Wollensky common stock to pay for part or all of the exercise price of a nonqualified stock option, you will be treated as having received in a nontaxable exchange an equivalent number of shares of Smith & Wollensky common stock pursuant to the exercise of the option, regardless of whether or not the shares were acquired pursuant to the exercise of an incentive stock option. The tax basis of the shares exchanged will become the substituted tax basis of an equivalent number of shares received, which will also be treated as having been held by you on the date of receipt for the same period of time you held the surrendered shares. In any event, the difference between the aggregate fair market value of the shares received pursuant to the exercise of the option and the aggregate exercise price will be treated as taxable compensation income to you, just as if you had paid the full exercise price in cash.

The subsequent sale of any shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and, unless you used previously owned shares of Smith & Wollensky common stock to pay for part or all of the exercise price, the sum of the exercise price paid for the shares plus the ordinary income you recognized with respect to the shares. This capital gain or loss will be treated as long-term capital gain or loss if you held the shares for more than one year following the exercise of the option.

PLEASE NOTE THAT IF YOUR ELIGIBLE OPTION IS AN INCENTIVE STOCK OPTION GRANTED UNDER THE 1997 PLAN AND YOU WERE NOT AN EMPLOYEE AT THE TIME YOU RECEIVED THAT GRANT AND YOU ARE CURRENTLY NOT AN EMPLOYEE, YOUR NEW OPTION WILL BE A NON-QUALIFIED STOCK OPTION.

14. Extension of Offer; Termination; Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend this offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the events listed in Section 6 by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the eligible options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of eligible options being sought in this offer.

Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through this offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

         o we increase or decrease the amount of consideration offered for the eligible options;

         o we decrease the number of options eligible to be tendered in this offer; or

         o we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in this Section 14, we will extend this offer so that this offer is open at least ten business days following the publication, sending, or giving of notice.

For purposes of this offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

16. Additional Information

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your eligible options:

         o  our Registration Statement on Form S-1, as amended;

         o our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2001; and

         o the description of our common stock set forth in our Registration Statement on Form 8-A.

These filings, our other annual, quarterly, and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W            7 World Trade Center         500 West Madison Street
              Room 1024                       Suite 1300                    Suite 1400
        Washington, D.C. 20549         New York, New York 10048       Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "SWRG" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), at no cost by writing to Alan Mandel at Smith & Wollensky Restaurant Group, Inc., The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021, or telephoning him at (212) 838-2061 (extension 17).

The information contained in this offer to exchange about Smith & Wollensky should be read together with the information contained in the documents to which we have referred you. As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

17. Miscellaneous

This offer to exchange and our SEC reports referred to above contain forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations, contain projections of our future results of operations or our financial condition or state other forward-looking information, and may involve known and unknown risks over which we have no control. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. Actual events and results may differ materially from those expressed or forecast in the forward-looking statements due to the risk factors identified in our Registration Statement on Form S-1 and our Quarterly Report on Form 10-Q for the quarter ended October 1, 2001 or for other reasons.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your eligible options through this offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document, the Cover Letter from Alan N. Stillman dated February 4, 2002, the Election Form, and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                  The Smith & Wollensky Restaurant Group, Inc.
                                February 4, 2002

                                   SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS
     AND EXECUTIVE OFFICERS OF THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

The directors and executive officers of The Smith & Wollensky Restaurant Group, Inc. and their positions and offices as of February 4, 2002, are set forth in the following table:

            NAME                        AGE          POSITION
            Alan N. Stillman            65           Chairman of the Board, Chief Executive
                                                     Officer and Director

            James M. Dunn               45           President, Chief Operating Officer and
                                                     Director

            Alan M. Mandel              56           Chief Financial Officer, Executive Vice
                                                     President Finance, Treasurer, Secretary

            Eugene M. Byrne             57           Director of New York Operations

            Samuel Goldfinger           32           Director of Finance

            Eugene Zuriff               61           Director

            Thomas H. Lee               57           Director

            C. Hunter Boll              46           Director

            Richard S. LeFrak           56           Director

            Jay Green                   54           Director

            Robert D. Villency          63           Director

The address of each director and executive officer is: c/o The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021.